    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1997
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         SWIFT TRANSPORTATION CO., INC.
             (Exact name of registrant as specified in its charter)

                                NEVADA                                               86-0666860
                    (STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
                    INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                                 1455 HULDA WAY
                              SPARKS, NEVADA 89431
                                 (702) 359-9031
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           JERRY C. MOYES, PRESIDENT
                         SWIFT TRANSPORTATION CO., INC.
                             2200 SOUTH 75TH AVENUE
                             PHOENIX, ARIZONA 85043
                                 (602) 269-9700
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                            STEVEN D. PIDGEON, ESQ.
                             SAMUEL C. COWLEY, ESQ.
                        CHRISTOPHER J. LITTLEFIELD, ESQ.
                             SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                          PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                                    AMOUNT OF          AGGREGATE
TITLE OF EACH CLASS OF                           AMOUNT TO BE       OFFERING           OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED                       REGISTERED    PRICE PER UNIT(1)      PRICE(1)            FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share........     90,000           $25.25          $2,272,500.00        $689
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g), based upon the last reported sales price of the Common Stock on January 28, 1997.

                            ----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                                JANUARY 29, 1997
PROSPECTUS

90,000 SHARES

SWIFT TRANSPORTATION CO., INC.

COMMON STOCK
($.001 PAR VALUE)

This Prospectus relates to the resale by Digby Leasing, Inc., a Nebraska corporation ("Digby Leasing" or "Selling Stockholder"), of up to 90,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), of Swift Transportation Co., Inc., a Nevada corporation ("Swift" or the "Company"). The distribution of the Common Stock by the Selling Stockholder currently is not subject to any underwriting agreement. None of the Common Stock offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part. See "Plan of Distribution."

The Common Stock registered for resale hereby has been registered pursuant to the Company's obligation contained in a written agreement with the Selling Stockholder. The Selling Stockholder may elect to sell all, a portion or none of the Common Stock offered by it hereunder.

The Common Stock is traded on the Nasdaq National Market under the symbol "SWFT." On January 28, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.25 per share.

The Common Stock may be sold by the Selling Stockholder from time to time, either in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, through the facilities of the Nasdaq National Market, or otherwise, at market prices prevailing at the time of such sale, at prices relating to such market prices, or at negotiated prices. The Company will not receive any of the proceeds of the sale of Common Stock by the Selling Stockholder. The net proceeds to the Selling Stockholder will be the proceeds it receives upon such sales, less brokerage commissions. All expenses of registration incurred in connection with the registration of the Common Stock, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the shares of Common Stock being sold by the Selling Stockholder, will be borne by the Company. See "Plan of Distribution."

SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

THE SELLING STOCKHOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING STOCKHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January   , 1997.
                                                                            LOGO

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. A copy of the reports and other information filed by the Company in accordance with the Exchange Act may be inspected without charge at the offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the registrant is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the description of the Company's Common Stock contained in the Company's Form 8-A filed under the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus. The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or telephonic request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be delivered in writing to the Secretary, Swift Transportation Co., Inc., P.O. Box 29243, Phoenix, Arizona 85038-9243 or by telephone at (602) 269-9700.

                                  THE COMPANY

     Swift Transportation Co., Inc. (with its subsidiaries, "Swift" or the "Company") is the fourth largest publicly-held, national truckload carrier in the United States. Swift operates primarily throughout the continental United States, combining strong regional operations with a transcontinental van operation. The principal types of freight transported by Swift include retail and discount department store merchandise, paper products, non-perishable food, tires, beverages and beverage containers and building materials.

     By meeting its customers' specific needs for both regional and transcontinental service and through selective acquisitions, Swift has been able to achieve significant growth in revenues over the past five years. Operating revenue has grown at a compound annual growth rate of 24.6% from $190.3 million in 1991 to $458.2 million in 1995. During that same period, net earnings have grown at a compound annual growth rate of 37.4% from $6.5 million to $23.0 million. During the nine months ended September 30, 1995 and 1996, respectively, operating revenue increased from $337.1 million to $408.5 million and net earnings increased from $17.8 million to $18.8 million.

OPERATING STRATEGY

     Swift focuses on achieving high density for service-sensitive customers in short-to-medium-haul traffic lanes. Through its network of 23 service terminals, Swift is able to provide regional service on a nationwide basis. Swift's terminal network establishes a local market presence in the regions Swift serves and enables Swift to respond more rapidly to its customers' changing requirements. This regional network also enables Swift to enhance driver recruitment and retention by returning drivers to their homes regularly, reduce its purchases of higher priced fuel at truck stops and expedite lower cost, in-house equipment maintenance. With an average length of haul of 577 miles, Swift is able to limit its direct competition with railroads, intermodal services and longer-haul, less specialized truckload carriers.

     Swift seeks to provide premium service with commensurate rates, rather than compete primarily on the basis of price. The principal elements of Swift's premium service include: regional terminals to facilitate single and multiple pick-ups and deliveries and maintain local contact with customers; well-maintained, late model equipment; a fully-integrated computer system to monitor shipment status and variations from schedule; an onboard communication system that enables the Company to dispatch and monitor traffic; timely deliveries; and extra equipment to respond promptly to customers' varying requirements.

     To manage the higher costs and greater logistical complexity inherent in operating in short-to-medium haul traffic lanes, Swift employs sophisticated computerized management control systems to monitor key aspects of its operations, such as availability of equipment, truck productivity and fuel consumption. Swift has a three-year replacement program for substantially all of its tractors, which allows Swift to maximize equipment utilization and fuel economy by capitalizing on improved engine efficiency and vehicle aerodynamics and to minimize maintenance expense. For 1994 and 1995, Swift maintained an operating ratio of 88.8% and 89.9%, respectively. For the nine months ended September 30, 1995 and 1996, Swift's operating ratio was 89.3% and 90.8%, respectively.

GROWTH STRATEGY

     Major shippers continue to reduce the number of carriers that they use for their regular freight needs. This has resulted in a relatively small number of financially stable "core carriers" and has contributed to consolidation in the truckload industry in recent years. The truckload industry remains highly fragmented, and management believes that overall growth in the truckload industry and continued industry consolidation will present opportunities for well managed, financially stable carriers such as Swift to expand. The Company intends to take advantage of growth opportunities through a combination of internal growth and selective acquisitions.

      The key elements of Swift's growth strategy are:

    - Strengthen Core Carrier Relationships. Swift intends to continue to strengthen its core carrier relationships, expand its services to its existing customers and pursue new customer relationships. By concentrating on expanding its services to its existing customers, Swift's revenues from its top 25 customers nearly doubled from 1993 to 1995. The largest 25, 10 and 5 customers, respectively, accounted for 48%, 30% and 19% of revenues in 1993 and 51%, 37% and 26% of revenues in 1995, with no one customer accounting for more than 8% of Swift's gross revenues during that period. Revenues generated by Swift's top 25 customers for the nine months ended September 30, 1996 have increased 13.4% for these customers over the same period last year. In addition to expanding its services to existing customers, Swift actively pursues new traffic commitments from high volume, financially stable shippers for whom it has not previously provided services.

    - Pursue Strategic Acquisitions. Swift's revenue growth has been attributable, in significant part, to seven acquisitions completed in the last eight years. These acquisitions have enabled Swift to expand from its historical operations base in the Western United States and develop a strong regional presence in the Midwestern, Eastern and Southeastern United States. Swift generally limits its consideration of acquisitions to those it believes will be accretive to earnings within six months, and historically all of its acquisitions have met this objective. Most recently, in September 1996, Swift augmented its western operations by acquiring the dry freight van division of Navajo Shippers, Inc., Digby Leasing, Inc. and Digby-Ringsby Truck Line, Inc. This acquisition added 287 tractors to Swift's fleet.

    - Exploit Private Fleet Outsourcing. A number of large companies maintain their own private trucking fleets to facilitate distribution of their products. Swift believes that nearly 82% of private fleet traffic is short-to-medium haul in nature, traveling an average of 1,000 miles or less per round trip, with 72% of such traffic traveling 500 miles or less. In order to reduce operating costs associated with private fleets, a number of large companies have begun to outsource their transportation and logistics requirements. Swift believes that its strong regional operations and average length of haul of less than 600 miles position it to take advantage of this trend, and Swift already serves as a preferred supplier or "core carrier" to many major shippers who are considering, or may in the future consider, outsourcing their transportation and logistics requirements.

      Swift Transportation Co., Inc., a Nevada corporation headquartered in Sparks, Nevada, is a holding company for the Arizona operating corporation also named Swift Transportation Co., Inc. These companies are collectively referred to herein as the "Company." The Company's headquarters are located at 2200 South 75th Avenue, Phoenix, Arizona 85043, and its telephone number is (602) 269-9700.

                              RECENT DEVELOPMENTS

      On January 10, 1997, the Company announced that it had signed a letter of intent to acquire certain assets of Direct Transit, Inc. ("DTI"), a Debtor-In-Possession in United States Bankruptcy Court. DTI is a dry van carrier based in North Sioux City, South Dakota and operates predominately in the eastern two-thirds of the United States.

      Under the terms of this letter, the Company would acquire the inventory, equipment and miscellaneous assets of DTI. In addition, the Company would negotiate with DTI's lessors of revenue equipment to enter into new lease agreements or to purchase such equipment, at agreed upon values. The Company and DTI also have agreed to general terms of a proposed interim management agreement pending the closing of the transaction.

      The Company is conducting its due diligence and is negotiating the terms of a definitive purchase agreement and interim management agreement with DTI. The acquisition of DTI is subject to negotiation of a definitive purchase agreement and interim management agreement on terms satisfactory to the Company, approval by the Company's Board of Directors, DTI, DTI's creditors and the United States Bankruptcy Court, and other customary closing conditions.

                                  RISK FACTORS

     An investment in the Company's Common Stock involves a significant degree of risk. In determining whether to make an investment in the Common Stock, potential investors should consider carefully all of the information set forth in and incorporated into this Prospectus and, in particular, the following factors.

GENERAL ECONOMIC AND BUSINESS FACTORS

     The Company's business is dependent upon a number of factors that may have a material adverse effect on its results of operations, many of which are beyond the Company's control. These factors include excess capacity in the trucking industry, significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance premiums, to the extent not offset by increases in freight rates or fuel surcharges, and difficulty in attracting and retaining qualified drivers and owner operators. The Company's results of operations also are affected by recessionary economic cycles and downturns in customers' business cycles, particularly in market segments and industries (such as retail and paper products) in which the Company has a significant concentration of customers. In addition, the Company's results of operations are affected by seasonal factors. Customers tend to reduce shipments after the winter holiday season and the Company's operating expenses tend to be higher in the winter months primarily due to increased operating costs in colder weather and higher fuel consumption due to increased idle time.

COMPETITION

     The trucking industry is extremely competitive and fragmented. The Company competes with many other truckload carriers of varying sizes and, to a lesser extent, with railroads. Competition has created downward pressure on the truckload industry's pricing structure. There are several trucking companies with which the Company competes that have greater financial resources than the Company, own more revenue equipment and carry a larger volume of freight than the Company.

CAPITAL REQUIREMENTS

     The trucking industry is very capital intensive. The Company depends on cash from operations, operating leases and debt financing for funds to expand the size of its fleet and maintain modern revenue equipment. If the Company were unable in the future to enter into acceptable financing arrangements, it would have to limit its growth and might be required to operate its revenue equipment for longer periods, which could have a material adverse effect on the Company's operating results.

ACQUISITIONS

     The growth of the Company has been, and will continue to be, dependent in significant part upon the acquisition of small-to-medium-sized trucking companies throughout the United States. To date, the Company has been successful in identifying trucking companies to acquire and in integrating such companies' operations into the Company's operations. The Company may face competition from transportation companies or other third parties for acquisition opportunities that become available. There can be no assurance that the Company will identify acquisition candidates that will result in successful combinations in the future. Any future acquisitions by the Company may result in the incurrence of additional debt and amortization of expenses related to goodwill and intangible assets, which could adversely affect the Company's profitability, or could involve the potentially dilutive issuance of additional equity securities. In addition, acquisitions involve numerous risks, including difficulties in assimilation of the acquired company's operations particularly in the period immediately following the consummation of such transactions, the diversion of the attention of the Company's management from other business concerns, risks of entering into markets in which the Company has had no or only limited direct experience, and the potential loss of customers, key employees and drivers of the acquired company, all of which could have a material adverse effect on the Company's business and operating results.

DEPENDENCE ON KEY PERSONNEL AND INFLUENCE OF PRINCIPAL STOCKHOLDER

     The Company is highly dependent upon the services of Mr. Jerry Moyes, Chairman of the Board, President and Chief Executive Officer, Mr. William F. Riley, III, Executive Vice President and Chief Financial Officer, Mr. Robert W. Cunningham, Executive Vice President, and Mr. Rodney K. Sartor, Executive Vice President. Although the Company believes it has an experienced and talented management group, the loss of the services of Mr. Moyes, Mr. Riley, Mr. Cunningham or Mr. Sartor could have a material adverse effect on the Company's operations and future profitability. The Company does not have employment agreements with nor does it maintain key man life insurance on Messrs. Moyes, Riley, Cunningham or Sartor. Additionally, the trusts established for the benefit of Mr. Moyes and his family beneficially own approximately 28% of the outstanding Common Stock. Accordingly, Mr. Moyes is able to influence the election of members of the Company's Board of Directors and decisions requiring stockholder approval. This concentration of ownership, as well as the ability of the Board to establish the terms of and issue Preferred Stock of the Company without stockholder approval, may have the effect of delaying or preventing a change in control of the Company.

REGULATION

     The Company is regulated by the United States Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, generally governing activities such as authorization to engage in motor carrier operations, rates and charges, operations, safety, financial reporting, and certain mergers, consolidations and acquisitions. In addition, the Company's operations are subject to various environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials, discharge of stormwater and underground fuel storage tanks. If the Company should be involved in a spill or other accident involving hazardous substances or if the Company were found to be in violation of applicable laws or regulations, it could have a material adverse effect on the Company's business and operating results.

CLAIMS EXPOSURE; INSURANCE

     The Company currently self-insures in the amount of $75,000 per occurrence for liability resulting from cargo loss, $500,000 for each claim for personal injury and property damage and $300,000 per claim for worker's compensation, and maintains insurance above these amounts with licensed insurance companies. To the extent the Company were to experience an increase in the number of claims for which it is self-insured, the Company's operating results would be materially adversely affected. In addition, significant increases in insurance costs, to the extent not offset by freight rate increases, would reduce the Company's profitability.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to certain factors, such as, among others, variations in the anticipated or actual results of operations of the Company or other companies in the transportation industry, changes in conditions affecting the economy generally, analyst reports, or general trends in the industry, as well as other factors unrelated to the Company's operating results.

DEPENDENCE ON KEY CUSTOMERS

     A significant portion of the Company's revenue is generated from key customers. During 1995, the Company's top 25, 10 and 5 customers accounted for 51%, 37% and 26% of revenues, respectively. The Company does not have long-term contractual relationships with many of its key customers, and there can be no assurance that the Company's relationships with its key customers will continue as presently in effect. A reduction in or termination of the Company's services by a key customer could have a material adverse effect on the Company's business and operating results.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. The words "believe," "expect," "anticipate," and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but not be limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth in "Risk Factors," and in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference herein, describe factors, among others, that could contribute to or cause such differences.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Stock offered hereby.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. It is the current intention of management to retain earnings to finance the growth and development of the Company's business and to repay indebtedness. Future payment of cash dividends will depend upon the financial condition, results of operations, and capital requirements of the Company as well as other factors deemed relevant by the Board of Directors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected consolidated financial data for the Company. The selected "Statement of Earnings Data" and "Balance Sheet Data" presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1995 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected "Statement of Earnings Data" and "Balance Sheet Data" presented below for, and as of, the nine months ended September 30, 1995 and 1996 are derived from the unaudited interim consolidated condensed financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial data shown. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated herein by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, both of which are incorporated by reference herein.

                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                          ----------------------------------------------------   -------------------
                                          1991(1)      1992     1993(2)    1994(3)      1995       1995     1996(4)
                                          --------   --------   --------   --------   --------   --------   --------
                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
Operating revenue.......................  $190,337   $233,409   $276,982   $365,889   $458,165   $337,118   $408,473
Operating expenses:
  Salaries, wages and employee
    benefits............................    77,908     93,180    110,139    136,997    169,805    126,470    145,071
  Operating supplies and expenses.......    18,666     23,197     25,500     31,630     40,582     29,850     37,830
  Fuel..................................    31,181     36,935     42,122     50,434     60,697     44,690     55,176
  Purchased transportation..............     4,756      3,609      8,004     19,809     42,592     28,600     50,538
  Rental expense........................    16,442     23,675     24,470     25,166     26,633     18,997     21,788
  Insurance and claims..................     4,989      8,221     11,983     15,273     13,121      9,630     14,886
  Depreciation and amortization.........    12,278     12,466     15,676     24,649     31,726     23,335     25,539
  Communication and utilities...........     2,513      3,220      3,978      4,014      7,547      5,655      6,052
  Operating taxes and licenses..........     8,541     10,741     13,261     17,069     19,377     14,001     14,188
                                          --------   --------   --------   --------   --------   --------   --------
         Total operating expenses.......   177,274    215,244    255,133    325,041    412,080    301,228    371,068
                                          --------   --------   --------   --------   --------   --------   --------
         Operating income...............    13,063     18,165     21,849     40,848     46,085     35,890     37,405
                                          --------   --------   --------   --------   --------   --------   --------
Other (income) expenses:
  Interest expense......................     2,948      2,382      1,102      3,101      6,728      5,421      5,269
  Interest income.......................      (265)      (194)      (106)       (78)       (75)       (53)       (48)
  Other.................................      (486)      (437)      (556)    (1,484)      (638)      (372)      (400)
                                          --------   --------   --------   --------   --------   --------   --------
    Other (income) expenses, net........     2,197      1,751        440      1,539      6,015      4,996      4,821
                                          --------   --------   --------   --------   --------   --------   --------
    Earnings before income taxes........    10,866     16,414     21,409     39,309     40,070     30,894     32,584
Income taxes............................     4,400      6,580      9,135     16,680     17,030     13,130     13,790
                                          --------   --------   --------   --------   --------   --------   --------
         Net earnings...................  $  6,466   $  9,834   $ 12,274   $ 22,629   $ 23,040   $ 17,764   $ 18,794
                                          ========   ========   ========   ========   ========   ========   ========
Net earnings per common and equivalent
  share.................................  $    .30   $    .43   $    .48   $    .89   $    .91   $    .70   $    .74
                                          ========   ========   ========   ========   ========   ========   ========
Shares used in per share calculations...    21,900     22,662     25,364     25,325     25,348     25,342     25,488

---------------
(1) Includes the results of operations from the acquisition of Arthur H. Fulton, Inc. beginning September 9, 1991.

(2) Includes the results of operations from the acquisition of West's Best Freight Systems, Inc. beginning June 1, 1993.

(3) Includes the results of operations from the asset acquisitions of East-West Transportation, Inc. beginning on July 1, 1994 and Missouri-Nebraska Espress, Inc. beginning October 2, 1994.

(4) Includes the results of operations from the asset acquisitions of the dry freight van division of Navajo Shippers, Inc., Digby Leasing, Inc. and Digby-Ringsby Truck Line, Inc. beginning September 12, 1996.

                                                                                                       AS OF
                                                   AS OF DECEMBER 31,                              SEPTEMBER 30,
                              ------------------------------------------------------------     ---------------------
                                1991         1992         1993         1994         1995         1995         1996
                              --------     --------     --------     --------     --------     --------     --------
                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............  $  6,679     $ 13,862     $ 14,156     $ 14,012     $  6,735     $  9,362     $ 16,588
Total assets................  $108,944     $119,009     $172,220     $275,991     $311,308     $312,953     $388,577
Long-term obligations, less
  current portion...........  $ 21,147     $  8,997     $ 23,379     $ 77,715     $ 68,954     $ 75,480     $ 92,010
Stockholders' equity........  $ 46,131     $ 71,842     $ 88,973     $111,342     $134,835     $128,021     $156,723

     The following table sets forth for the periods indicated certain statement of earnings data as a percentage of operating revenue:

                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                                YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                     ---------------------------------------------     ---------------
                                                     1991      1992      1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----     -----     -----
Operating revenue..................................  100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Salaries, wages and employee benefits............   40.9      39.9      39.8      37.4      37.1      37.5      35.5
  Operating supplies and expenses..................    9.8       9.9       9.2       8.6       8.9       8.9       9.3
  Fuel.............................................   16.4      15.8      15.2      13.8      13.2      13.2      13.5
  Purchased transportation.........................    2.5       1.6       2.9       5.4       9.3       8.5      12.4
  Rental expense...................................    8.6      10.1       8.8       6.9       5.8       5.6       5.3
  Insurance and claims.............................    2.6       3.5       4.3       4.2       2.9       2.9       3.6
  Depreciation and amortization....................    6.5       5.4       5.7       6.7       6.9       6.9       6.3
  Communications and utilities.....................    1.3       1.4       1.4       1.1       1.6       1.7       1.4
  Operating taxes and licenses.....................    4.5       4.6       4.8       4.7       4.2       4.1       3.5
                                                     -----     -----     -----     -----     -----     -----     -----
  Total operating expenses.........................   93.1      92.2      92.1      88.8      89.9      89.3      90.8
Net interest expense...............................    1.4       1.0       0.4       0.9       1.5       1.6       1.3
Other (income) expense, net........................   (0.2)     (0.2)     (0.2)     (0.4)     (0.1)     (0.1)     (0.1)
                                                     -----     -----     -----     -----     -----     -----     -----
Earnings before income taxes.......................    5.7       7.0       7.7      10.7       8.7       9.2       8.0
Income taxes.......................................    2.3       2.8       3.3       4.5       3.7       3.9       3.4
                                                     -----     -----     -----     -----     -----     -----     -----
Net earnings.......................................    3.4%      4.2%      4.4%      6.2%      5.0%      5.3%      4.6%
                                                     =====     =====     =====     =====     =====     =====     =====

                                   MANAGEMENT

     The following table sets forth information with respect to the directors and executive officers of the Company:

              NAME                AGE                      POSITION
--------------------------------  ---   ----------------------------------------------
Jerry C. Moyes(1)(2)............  52    Chairman of the Board, President and Chief
                                        Executive Officer
William F. Riley, III...........  50    Executive Vice President, Chief Financial
                                        Officer, Secretary and Director
Robert W. Cunningham............  41    Executive Vice President and Director
Rodney K. Sartor................  41    Executive Vice President and Director
Lou A. Edwards(2)...............  83    Director
Alphonse E. Frei(1)(2)..........  58    Director
Earl H. Scudder, Jr.(1).........  54    Director

---------------
(1) Member of Audit Committee of the Board of Directors.

(2) Member of Compensation Committee of the Board of Directors.

     JERRY C. MOYES has served as the Chairman of the Board, President and Chief Executive Officer of the Company since 1984. Mr. Moyes joined the Company in 1966 as a Vice President and served in that capacity until 1984. Mr. Moyes was President of the Arizona Motor Transport Association from 1987 to 1988.

     WILLIAM F. RILEY, III has served as an Executive Vice President, Chief Financial Officer, Secretary and a Director of the Company since March 1990 and as a Vice President of Cooper Motor Lines and Swift Leasing Co., Inc. since April 1988 and May 1986, respectively. Prior to joining Swift in February 1986, Mr. Riley was employed by Armour Food Co. from 1978 to January 1986, serving in various transportation and distribution assignments, principally Manager of Business Planning of Armour Food Express, its truckload motor carrier.

     ROBERT W. CUNNINGHAM has served as an Executive Vice President and a Director of the Company since March 1990. Mr. Cunningham joined Swift in July 1985 as a Division Manager of its Southern California operations and served as its Vice President of Sales and Marketing from September 1988 to February 1990. From January 1980 to July 1985, Mr. Cunningham served as the Vice President of Sales and Marketing for Motor Cargo Freight Lines, a less-than-truckload carrier based in Salt Lake City, Utah.

     RODNEY K. SARTOR has served as an Executive Vice President and a Director of the Company since May 1990. Mr. Sartor joined Swift in May 1979. He served as Director of Operations from May 1982 until August 1988 and as a Regional Vice President from August 1988 until May 1990.

     LOU A. EDWARDS has served as a Director of the Company since May 1990. Mr. Edwards is the President of Sundance Truck Centers, a truck dealership, which he founded in 1975, and has 40 years of experience in the trucking industry.

     ALPHONSE E. FREI has served as a Director of the Company since May 1990. Mr. Frei served in various capacities, including as Chief Financial Officer, with America West Airlines from 1983 to 1994 and served as a director of America West Airlines from 1986 to September 1993. In 1991, America West filed for bankruptcy protection under Chapter 11 of the federal bankruptcy laws, and emerged from Chapter 11 protection in August 1994. Since 1994, Mr. Frei has served in various executive capacities or as a consultant to a number of business organizations.

     EARL H. SCUDDER, JR. has served as a Director of the Company since May 1993. Mr. Scudder has been President of the Scudder Law Firm, P.C. in Lincoln, Nebraska since February 1990, and has engaged in the private practice of law since 1966. Mr. Scudder also served as a director of Heartland Express, Inc., a publicly-held trucking company, until December 1996, and currently serves as a director of Transcom Technologies, Inc., a communications technology company.

                              SELLING STOCKHOLDER

     The shares to be sold by the Selling Stockholder were acquired in connection with the Company's acquisition of substantially all of the operating assets used in the dry freight van division of Navajo Shippers, Inc., a Colorado corporation, Digby-Ringsby Truck Line, Inc., a Nevada corporation, and Digby Leasing, Inc., a Nebraska corporation. As of January 23, 1997, the Selling Stockholder beneficially owned 90,000 shares of the Common Stock which was less than 1% of the total shares of Common Stock outstanding on that date. After the completion of this offering, and assuming that the Selling Stockholder disposes of all of the 90,000 shares of Common Stock covered by this Prospectus and does not acquire any additional shares, the Selling Stockholder will not own any shares of Common Stock.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the resale of 90,000 shares of Common Stock. The distribution of the Common Stock by the Selling Stockholder contemplated hereby is not subject to any underwriting agreement.

     The Common Stock may be sold by the Selling Stockholder from time to time, either in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act, in privately negotiated transactions, through the facilities of the Nasdaq National Market, or otherwise, at market prices prevailing at the time of such sale, at prices relating to such market prices, or at negotiated prices. The Company will not receive any of the proceeds of the sale of Common Stock by the Selling Stockholder. The net proceeds to the Selling Stockholder will be the proceeds it receives upon such sales, less brokerage commissions.

     In the case of sales of the shares of Common Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Common Stock sold by or through such broker-dealers, or both. The Company has advised the Selling Stockholder that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to its sales in the market and has informed it of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between the Selling Stockholder and broker-dealers with respect to the sale of the Common Stock offered by this Prospectus. The Selling Stockholder and any broker-dealer or other agent executing sell orders on behalf of the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of the Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation.

     The Selling Stockholder may elect to sell all, a portion or none of the Common Stock offered by it hereunder.

     The Company will pay all of the expenses incident to the registration of the shares of Common Stock offered hereby, other than underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholder.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona.

                                    EXPERTS

     The consolidated financial statements of Swift Transportation Co., Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Information Incorporated by
  Reference...........................    2
The Company...........................    3
Recent Developments...................    4
Risk Factors..........................    5
Use of Proceeds.......................    8
Dividend Policy.......................    8
Selected Consolidated Financial
  Data................................    9
Management............................   11
Selling Stockholder...................   12
Plan of Distribution..................   12
Transfer Agent........................   12
Legal Matters.........................   12
Experts...............................   13

90,000 SHARES

SWIFT
TRANSPORTATION
CO., INC.

COMMON STOCK
($.001 PAR VALUE)

                                  [SWIFT LOGO]

PROSPECTUS

DATED JANUARY   , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the offering being registered hereby:

    SEC filing fee............................................................  $   689
    Nasdaq National Market fee................................................    2,000
    Blue Sky fees and expenses, including legal fees*.........................      500
    Printing and engraving *..................................................    2,000
    Legal fees and expenses *.................................................   20,000
    Accounting fees and expenses*.............................................   10,000
    Miscellaneous*............................................................    1,811
                                                                                -------
      Total...................................................................  $37,000
                                                                                =======

---------------
* Estimated

     The Company will pay all expenses of the offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Nevada General Corporation Law requires the Company to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer of director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud or a knowing violation of the law. The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

     The Company's Articles of Incorporation eliminate personal liability of directors or officers for any expenses, claims, damages or liability incurred by reason of their position in the Company to the fullest extent allowed under the Nevada General Corporation Law.

     The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she was or is a director, officer, employee or agent of the Company. In addition, the Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that he or she was or is a director, officer, employee or agent of the Company against expenses, actually and reasonably incurred if he or she acted in good faith, unless adjudged liable to the Company. Further, the Company's Bylaws provide that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, in defense of any action, suit or proceeding referred to above or in defense of any claim, matter or issue therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT                                                                 PAGE OR
NUMBER                    DESCRIPTION                              METHOD OF FILING
------     ------------------------------------------    -------------------------------------
    3.1    Articles of Incorporation of the
           Company...................................    Incorporated by reference to Exhibit
                                                         3.1 of the Company's Form S-3
                                                         Registration Statement No. 33-66034
                                                         ("S-3 #33-66034")
    3.2    Bylaws of the Company.....................    Incorporated by reference to Exhibit
                                                         3.2 of S-3 #33-66034
    4      Specimen of Common Stock Certificate......    Incorporated by reference to Exhibit
                                                         4 of the Company's Annual Report on
                                                         Form 10-K for the fiscal year ended
                                                         December 31, 1992
    5      Opinion of Snell & Wilmer L.L.P...........    Filed herewith
   23      Consent of KPMG Peat Marwick LLP..........    Filed herewith
   24      Powers of Attorney........................    See signature page

---------------

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus, to provide such interim financial information.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Swift Transportation Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, this 29th day of January, 1997.

                                          SWIFT TRANSPORTATION CO., INC.

                                          By /s/  JERRY C. MOYES

                                            ------------------------------------
                                            Jerry C. Moyes
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jerry C. Moyes and William F. Riley, III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURE                                TITLE                       DATE
----------------------------------------  ----------------------------------  -----------------
           /s/ JERRY C. MOYES             Chairman of the Board, President     January 29, 1997
----------------------------------------  and Chief Executive Officer
             Jerry C. Moyes               (Principal Executive Officer)

        /s/ ROBERT W. CUNNINGHAM          Executive Vice President             January 29, 1997
----------------------------------------  and Director
          Robert W. Cunningham

       /s/ WILLIAM F. RILEY, III          Executive Vice President             January 29, 1997
----------------------------------------  Secretary, Chief Financial
         William F. Riley, III            Officer (Principal Accounting
                                          and Financial Officer), Director

          /s/ RODNEY K. SARTOR            Executive Vice President             January 29, 1997
----------------------------------------  and Director
            Rodney K. Sartor

          /s/ ALPHONSE E. FREI            Director                             January 29, 1997
----------------------------------------
            Alphonse E. Frei

           /s/ LOU A. EDWARDS             Director                             January 29, 1997
----------------------------------------
             Lou A. Edwards

        /s/ EARL H. SCUDDER, JR.          Director                             January 29, 1997
----------------------------------------
          Earl H. Scudder, Jr.

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